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                                                                      Exhibit 12
                                                                      ----------

                             Cytec Industries Inc.
               Computation of Ratio of Earnings to Fixed Charges
                         (Dollar amounts in millions)


                                                         Year Ended December 31,
                                                         -----------------------
                                                          1999     1998    1997
                                                         -----    -----   -----

Earnings before income taxes and equity
          in earnings of associated companies            167.4    177.6   137.4
Add:
          Distributed income of associated companies       5.8      6.5    11.6
          Amortization of capitalized interest             0.2      0.1       -
          Fixed charges                                   33.8     31.0    13.6
Less:
          Capitalized interest                            (0.8)    (1.5)   (0.6)
                                                         -----    -----   -----
Earnings as adjusted                                     206.4    213.7   162.0

Fixed charges:

          Interest on indebtedness including
          amortized premiums, discounts and
          deferred financing costs                        29.7     26.2     8.5
          Portion of rents representative
          of the interest factor                           4.1      4.8     5.1
                                                         -----    -----   -----
Fixed charges                                             33.8     31.0    13.6
                                                         -----    -----   -----

Ratio of earnings to fixed charges                         6.1      6.9    11.9
                                                         -----    -----   -----
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